Exhibit 4.29

Loan Note

Note No.: Guizhou Company Third Comprehensive Loan (IOU) No. 2025002-01

March 31, 2025

Name of Borrowing Company: Sunrise (Guizhou) New Energy Materials Co., Ltd.

Loan Contract No.: Guizhou Company Third Comprehensive Loan (IOU) No. 2025002-01

Loan Purpose: Purchase of raw materials and electricity expenses required for production

Loan Account: 51720188000595509

First Repayment Account: 51720188000595509

Second Repayment Account: \

Actual Loan Disbursement Date: March 31, 2025

Final Loan Repayment Date: March 30, 2026

Loan Amount (Currency in Capital Letters): RMB 29,000,000.00

Loan Amount (Currency in Lower Letters): RMB 29,000,000.00

Repayment Method: One-time Principal Repayment

Loan interest rate: 4.0%

Borrowing enterprise (seal)

Lending bank (seal)

Legal representative (or authorized agent)

Legal representative/person in charge (or authorized agent)

P.S.: This loan note is an annex to the loan contract and has the same legal effect as the loan contract.

Note:

In case of non-direct loan, this form is in triplicate. The first copy is the accounting voucher of the accounting department, the second copy is the bank loan debt certificate, the loan review department keeps it with the credit file, and the third copy is returned to the borrowing enterprise for retention; in case of direct loan, this form is in duplicate. The first copy is kept by the loan review agency as a credit file, and the second copy is returned to the borrowing enterprise for retention.

Working Capital Loan Contract (First Edition, 2024)

No.: Guizhou Company Third Comprehensive Loan (IOU) No. 2025002-01

Working Capital Loan Contract

China Everbright Bank

Table of Contents

Chapter 1	General Provisions	1
Chapter 2	Purpose of Loan	1
Chapter 3	Loan Currency, Amount, Term and Payment	1
Chapter 4	Loan Interest Rate and Interest Calculation Method	2
Chapter 5	Issuance, Payment and Use of Loan Funds	5
Chapter 6	Repayment Method	8
Chapter 7	Guarantee	9
Chapter 8	Cost Bearing and Compensation	9
Chapter 9	Borrower’s Statement, Guarantee and Commitment	9
Chapter 10	Event of Default	12
Chapter 11	Others	14
Chapter 12	Applicable Law and Dispute Resolution	15
Chapter 13	Effectiveness, Modification and Termination of Contract	15
Chapter 14	Annex	15
Chapter 15	Supplementary Provisions	15
Expense Bearing Table Annex 1

i

Borrower: Sunrise (Guizhou) New Energy Materials Co., Ltd.

Address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)

Postal Code: 562409

Legal Representative: Hu Haiping

Agent:

Handler:

Telephone:

Fax:

Bank: China Everbright Bank Co., Ltd. Guiyang Branch

Account Number: 51720188000595509

Lending Bank: China Everbright Bank Co., Ltd. Guiyang Branch

Address: West Three Towers of Guiyang International Financial Center, east of Changling North Road and north of Lincheng East Road, Guanshanhu District, Guiyang City, Guizhou Province

Postal Code: 550000

Legal Representative/Person in Charge: He Yongxi

Agent:

Handler:

Telephone：0851-82590212

Fax:

ii

Chapter 1 General Provisions

The borrower applies for a loan from the lending bank due to business needs. The lending bank, after review, agrees to grant the loan to the borrower in accordance with the terms and conditions of this contract.

In order to clarify the rights and obligations of both parties, in accordance with the relevant laws and regulations of my country and the regulations of the regulatory authorities, the two parties have reached the following terms and conditions through consultation and agreement, for compliance.

Chapter 2 Purpose of Loan

Article 1 Determined by negotiation between the two parties:

1. The loan under this contract can only be used by the borrower for working capital turnover, specifically for the purchase of raw materials and electricity expenses required for production.

2. The borrower shall not use the loan funds for dividends to the borrower’s shareholders, or for investments in financial assets, fixed assets, equity, bonds, funds, etc., nor for areas and purposes prohibited by the state for production and operation.

3. Without the prior written consent of the lending bank, the borrower shall not change the purpose of the loan determined in this contract.

Chapter 3 Loan Currency, Amount, Term and Transfer

Article 2 The loan currency and amount (in capital letters) under this contract is RMB 29 million

Article 3 The loan term under this contract is from March 31, 2025 to March 30, 2026.

Article 4

The loan amount shall be transferred to the borrower’s account opened at the lending bank in accordance with the following provisions of paragraph 1:

1. One-time transfer. The lending bank shall transfer the entire loan amount to the borrower’s account opened at the lending bank on March 31, 2025.

2. Transfer in installments. The specific transfer amounts and dates are as follows:

First transfer:

(1) The transfer amount is: (in capital letters) \

(2) The transfer date is\ Second transfer:

(1) The transfer amount is: (in capital letters) \;

(2) The transfer date is\ Third transfer:

(1) The transfer amount is: (in capital letters) \ ;

(2) The payment date is\

3. Payment in installments on irregular days:

Payment can be made at any time according to actual needs. The specific number, amount and term shall be subject to the record of the loan note/loan voucher at the time of payment.

Other agreements: \

Once the loan principal under this contract is transferred to the lending bank, it shall be deemed that the loan has been disbursed, and the interest on the loan shall start to accrue from the date of transfer.

Chapter 4 Loan interest rate and interest calculation method

Article 5 The borrower shall pay the loan interest to the lending bank for the loan issued by the lending bank under this contract in accordance with the provisions of this contract. The loan interest rate under this contract is simple interest (except for the circumstances listed in Article 9).

1. The loan under this contract is in RMB, and the annual loan interest rate adopts a floating (fixed/floating) interest rate.

1.1 If a fixed interest rate is adopted, the actual annual interest rate of the loan shall be determined in the following manner:

(1) Based on the loan market quotation rate, the actual annual interest rate of the fixed interest rate loan under this contract shall be \% according to the loan market quotation rate value \ (plus / minus) BPs.

(2) The loan market quotation rate refers to the loan market quotation rate \ (LPR1Y/LPR5Y) announced by the National Interbank Funding Center at 9:30 on \ month \ year (postponed if it falls on a holiday): \%.

(3) During the loan term, the actual annual interest rate of the loan under this contract shall remain unchanged.

1.2 If a floating interest rate is adopted, the actual annual interest rate of the loan shall be determined in the following manner:

(1) Add (plus/minus) 90 BPs to the loan market quotation rate, i.e., the actual annual interest rate of the floating rate loan under this contract shall be 4.0%

(2) The loan market quotation rate refers to the LPR1Y (LPR1Y/LPR5Y) loan market quotation rate announced by the National Interbank Funding Center at 9:30 on March 20, 2025 (postponed if it falls on a holiday): 3.1%.

(3) Interest rate floating cycle: The actual annual interest rate of the floating rate loan under this contract shall be adjusted in real time with the LPR according to [√] quarterly (the interest value date is anchored at the end of each quarter) [×] half-yearly (the interest value date is anchored in June and December of each year) [×] every month after the loan interest value date [×] every three months after the loan interest value date [×] every six months after the loan interest value date [√] every year after the loan interest value date, and the new actual annual interest rate of the loan shall be calculated based on the corresponding loan market quotation rate.

Starting from the Repricing Date, this contract shall be subject to the latest loan market quotation rate announced by the National Interbank Funding Center on the Repricing Date.

The Repricing Date refers to the date on which the floating rate loan under this contract shall be subject to the new loan market quotation rate in accordance with the interest rate floating cycle. The new loan market quotation rate shall be determined in accordance with the method agreed in Section 1.2 of this Article, and interest shall be calculated based on the floating rate from the date of application of the new loan market quotation rate (i.e. the Repricing Date). The borrower may check the latest loan market quotation rate on the National Interbank Funding Center and the website of the People’s Bank of China.

(4) The floating interest rate of the floating rate loan under this contract shall not be deemed as a modification of this contract.

1.3 After the loan under this contract is issued, if the national interest rate policy changes and the loan pricing method or interest calculation method in this contract needs to be adjusted, such as the People’s Bank of China announces the cancellation or no longer updates the corresponding RMB loan market quotation rate, or the RMB loan market quotation rate is no longer the market applicable loan pricing reference, the pricing method of the loan under this contract will be implemented in accordance with the unified opinion of the People’s Bank of China and other competent authorities at that time. The lending bank will directly change this contract according to the national interest rate policy at that time and notify the borrower through official website and branch announcements, telephone, SMS, email, mobile banking and other channels.

If the Borrower does not accept the Lender’s modification of this Contract in accordance with the national interest rate policy, the Borrower shall negotiate with the Lender to modify this Contract within five (5) banking days after the Lender issues a notice; if no agreement can be reached within ten (10) banking days after the start of the negotiation, the Borrower shall repay all principal and interest of the Loan within thirty (30) banking days from the date of failure to reach an agreement; if all principal and interest of the Loan are not repaid, the unpaid portion shall be subject to the latest loan pricing method announced by the People’s Bank of China and other competent authorities.

1. 4 Other agreements:\

2. The loan under this Contract is in foreign currency (non-RMB), and the annual interest rate of the loan is\ (fixed/floating) interest rate.

2.1 If a fixed interest rate is adopted, the actual annual interest rate of the loan shall be priced in the following manner:

(1) On the foreign currency loan market interest rate, the foreign currency loan market interest rate value\ (plus/minus)\ BPs, that is, the actual annual interest rate of the fixed interest rate loan under this Contract is.

(2) Foreign currency loan market interest rate refers to the quoted interest rate of \ (SOFR/HIBOR/international risk-free benchmark interest rate/others): \ %.

(3) During the loan term, the actual annual interest rate of the loan under this Contract remains unchanged.

2.2 If a floating interest rate is adopted, the actual annual interest rate of the loan shall be determined in the following manner:

(1) Based on the foreign currency loan market interest rate, the foreign currency loan market interest rate value \ (plus/minus) BPs, that is, the actual annual interest rate of the floating rate loan under this Contract is \ %.

(2) Foreign currency loan market interest rate refers to the quoted interest rate of \ (SOFR/HIBOR/international risk-free benchmark interest rate/others): \ %.

(3) Interest rate floating cycle: The actual annual interest rate of the floating rate loan under this contract shall be calculated on a daily basis (optional if the interest rate type is “International Risk-free Benchmark Rate”) [_] Every month after the loan interest date [_] Every 3 months after the loan interest date [_] Every 6 months after the loan interest date [_ ] Every year after the loan interest date is 1 year as a floating cycle, and the new actual annual interest rate of the loan shall be calculated based on the corresponding foreign currency loan market interest rate.

Starting from the Repricing Date, this contract shall be subject to the latest quoted interest rate (SOFR/HIBOR/International Risk-free Benchmark Rate/Other) published on the Repricing Date.

The Repricing Date refers to the date on which the floating rate loan under this contract shall be subject to the new foreign currency loan market interest rate in accordance with the interest rate floating cycle. The new foreign currency loan market interest rate shall be determined in accordance with the method agreed in Section 2.2 of this Article, and the interest shall be calculated based on the floating interest rate from the date when the new foreign currency loan market interest rate begins to apply (i.e. the repricing date). The borrower can check the latest foreign currency loan market interest rate at China Everbright Bank.

If the interest rate type is selected as “International Risk-Free Benchmark Rate” and “Daily Calculation” is adopted at the same time, the interest rate shall be determined by the interest rate difference\ (plus/minus)\ basis points of the international risk-free benchmark rate applicable on each interest calculation date during the interest period (i.e. each natural day during the loan period, the same below), and the interest rate difference shall remain unchanged during the contract period. The subsequent lending bank shall determine the interest rate on the interest calculation date based on the pricing benchmark applicable on each interest calculation date and the aforementioned interest rate difference. The daily pricing benchmark interest rate shall be determined on the interest calculation date in the following manner: the first interest rate determination date is the day when the loan is allocated to the lending bank, and the subsequent interest rate determination date is each interest calculation date after the first interest rate determination date. Among them, the pricing benchmark applicable to the above interest rate determination day (Today, if the interest rate determination day is not a working day, the nearest working day before it shall be T day) shall be the interest rate value of T-5 working days corresponding to the floating interest rate pricing benchmark of the loan currency agreed under this contract displayed on the Bloomberg Financial Telecommunications Terminal page. The above working day refers to the local working day of the loan currency pricing benchmark management agency.

(4) The interest rate fluctuation of the floating rate loan under this contract shall not be regarded as a modification of this contract.

2.3 After the loan under this contract is issued, if the market changes lead to the need to adjust the loan pricing method or interest calculation method in this contract, such as (SOFR/HIBOR/International Risk-free Benchmark Rate/Other) cancellation or no longer announced, the pricing method of the loan under this contract shall be negotiated by the borrower and the lending bank.

The Borrower shall negotiate with the Lender to amend this Contract within five (5) banking days after the Lender issues the interest rate negotiation adjustment notice; if no agreement is reached within ten (10) banking days after the negotiation begins, the Borrower shall repay all principal and interest of the Loan within thirty (30) banking days from the date when no agreement is reached; if all principal and interest of the Loan are not repaid, the Lender shall deem the Borrower to have accepted the amended Contract formulated by the Lender, and the Lender shall determine the execution date of the amended Contract.

2.4 Other agreements:\

Article 6 The interest on the loan under this Contract shall be settled quarterly (quarterly/monthly), and the interest settlement date shall be the 20th day of the last month in the quarter.

Article 7 The interest on the loan under this Contract shall be calculated based on 360 days per year, starting from the date when the loan is transferred out of the Lender, according to the actual amount of the loan transferred out of the Lender’s account and the number of days occupied.

Article 8 If the borrower fails to repay the loan in accordance with the provisions of this contract, the lending bank has the right to charge interest at the overdue penalty interest rate from the date the loan is overdue until the borrower repays all the principal and interest of the loan.

The overdue penalty interest rate is 50% (30%-50%) above the loan interest rate agreed in Article 5 of this contract.

If the borrower fails to use the loan for the purpose agreed in this contract, the lending bank has the right to charge interest at the misappropriation penalty interest rate from the date the borrower fails to use the loan for the purpose agreed in the contract until the borrower repays all the principal and interest of the loan. The misappropriation penalty interest rate is 100% (50%-100%) above the loan interest rate agreed in Article 5 of this contract.

Article 9 For the interest that the borrower fails to pay on time, the lending bank has the right to charge compound interest at the penalty interest rate.

Chapter 5 Issuance, Payment and Use of Loan Funds

Article 10 Unless the following withdrawal prerequisites are met, the Lender shall have no obligation to provide the Borrower with a loan under this Contract:

1. The Borrower has provided all the documents required by the Lender (including but not limited to the fund payment plan required by the Borrower before the loan is issued, or the “Loan Entrusted Payment Notice” and the transaction contract and other transaction background information related to the loan payment), and the circumstances stated therein have not changed, and such documents remain valid, or the Borrower has explained and stated the changes to the satisfaction of the Lender;

2. The Borrower has completed the IOU/Loan Certificate related to this withdrawal. The IOU/Loan Certificate is an integral part of this Contract and has the same legal effect as this Contract. If the specific loan conditions such as the loan amount, loan term, loan interest rate, actual loan release date and maturity date under this contract are inconsistent with the records in the loan note/loan certificate, the records in the loan note/loan certificate shall prevail;

3. The borrower shall complete the government license, approval, registration and other legal procedures related to this loan in accordance with the relevant laws and regulations; if the lending bank requires, the notarization procedures of this contract shall also be completed;

4. If the loan under this contract is secured, if the lending bank makes clear requirements based on the actual situation, the borrower shall ensure that the notarization, registration and/or insurance of the guarantee contract and collateral and other legal procedures are completed according to the requirements of the lending bank, and the guarantee and insurance remain valid;

5. The borrower has not committed any of the default events listed in this contract;

On the premise of meeting the above withdrawal conditions, the lending bank may arrange to transfer the loan to the following account opened by the borrower at the lending bank in accordance with the provisions of Article 4 of this contract.

Opening Bank: China Everbright Bank Co., Ltd. Guiyang Branch

Account Number: 51720188000595509

Unless the Lender agrees in writing, the Loan Disbursement Account shall not open the online banking payment service.

Article 11 Payment of Loan Funds

1. Payment Method of Loan Funds

The payment methods of loan funds under this Contract are divided into entrusted payment by the Lender or autonomous payment by the Borrower.

Entrusted payment by the Lender means that the Lender pays the loan to the Borrower’s trading counterparty through the Borrower’s account according to the Borrower’s withdrawal application and payment entrustment;

Autonomous payment by the Borrower means that after the Lender directly disburses the loan funds to the Borrower’s account according to the Borrower’s withdrawal application, the Borrower autonomously pays the Borrower to the Borrower’s trading counterparty according to the Borrower’s withdrawal application.

2. Payment Conditions of Loan Funds

(1) Conditions and Amount Standards for Entrusted Payment by the Lender

The Borrower agrees that for working capital loans with any of the following circumstances, the Lender has the right to adopt the entrusted payment method in accordance with relevant national laws, regulations and regulations of regulatory authorities:

① A new credit business relationship is established with the borrower and the borrower’s credit status is average;

② The payment object is clear and the single payment amount exceeds RMB 10 million;

③ Other circumstances recognized by the lending bank.

The borrower agrees that the standard for the entrusted payment amount of a single loan fund under this contract is RMB 10 million, that is, for a single loan fund payment of more than RMB 10 million, the lending bank’s entrusted payment method shall be adopted. During the validity period of this contract, the lending bank has the right to lower the starting point of the single payment amount.

For a single amount exceeding the above starting point, the lending bank’s entrusted payment method must be adopted. For the payment of loan funds using the entrusted payment method, the borrower shall use the “Loan Entrusted Payment Notice” in the format required by the lending bank as the only voucher for payment. Otherwise, the consequences of delayed payment, refusal to pay, return of cheques, recourse, compensation, etc. shall be borne by the borrower. The borrower shall provide relevant certification materials as required by the lending bank. For borrowers with a good record of using loan funds, if there is a reasonable emergency demand for funds within the scope of the loan purpose agreed in this contract, and the lending bank considers that the risk is controllable after assessment, it has the right to appropriately simplify the pre-trust payment certification materials and procedures required by the borrower, but the borrower is obliged to cooperate with the lending bank to complete the post-review and manage the use of funds in a timely manner.

The borrower shall determine the payment date in the “Loan Entrusted Payment Notice”. If the date cannot be determined due to special circumstances, it shall be paid before the specific date. For payments agreed before a specific date, the bank has the right to transfer the entrusted payment funds on any date between the date of loan disbursement and the specific date (inclusive).

(2) For other situations other than the entrusted payment conditions in item (1) above, the borrower shall adopt the borrower’s independent payment method.

If the borrower adopts the self-payment method, the borrower shall submit a loan payment plan in accordance with the requirements of the lending bank. After the lending bank reviews and agrees, the loan funds shall be disbursed to the above-mentioned loan disbursement account in accordance with the requirements of the payment plan. The borrower shall pay the loan funds in accordance with the submitted loan payment plan. The borrower shall report the loan payment situation to the lending bank on a quarterly (monthly/quarterly) basis. The lending bank has the right to verify whether the loan payment is in accordance with the agreed purpose and whether there is any situation of circumventing entrusted payment by breaking up the whole into parts through account analysis, voucher inspection, on-site investigation, etc.

If the borrower adopts the self-payment method, the lending bank shall control the self-payment fund quota. The borrower shall submit the loan payment plan to the lending bank again before self-payment in accordance with the requirements of the lending bank. After the lending bank reviews and agrees, the borrower shall pay the loan funds in accordance with the submitted loan payment plan. If the counterparty and transaction amount are consistent with the submitted loan payment plan, the lending bank will disburse the loan funds to the counterparty account according to the borrower’s request.

Article 12 Payment method changes and conditions that trigger changes

During the loan payment process, if the borrower encounters any of the following situations, the lending bank has the right to reduce the credit limit, negotiate with the borrower to supplement the loan issuance and payment conditions, adjust the loan interest rate, or change the loan payment method, stop/suspend the issuance and payment of loan funds:

1. The borrower’s credit status declines;

2. The operating and financial conditions are obviously deteriorating;

3. The use of loan funds is abnormal or the entrusted payment is evaded;

4. There are other major violations of the contract agreement;

5. Other situations that the lending bank deems appropriate.

Article 13 Restrictions and Prohibitions on Payment of Loan Funds

After the date of signing of this contract, if the following circumstances occur, the lending bank may restrict or even stop the issuance and payment of relevant loan funds:

1. The circumstances described in Article 12 occur;

2. The lending bank finds that the borrower has not paid or used the loan funds in accordance with the purpose of the loan and has other violations of the provisions of this contract;

3. The borrower violates the provisions of this contract and circumvents the provisions of the lending bank’s entrusted payment by breaking the whole into parts;

4. The borrower violates other provisions of this contract;

5. Other circumstances that the lending bank deems appropriate.

Article 14 Records and materials on the use of loan funds that the borrower should provide in a timely manner:

The borrower promises to provide records and materials on the use of loan funds in a timely manner in accordance with the requirements of the lending bank, including but not limited to:

1. Transaction information (including but not limited to goods, services, capital contracts and/or invoices, etc., which can prove the clear purpose of the loan funds, such as written or electronic documents);

2. Transfer vouchers, payment settlement vouchers;

3. Other information required by the lending bank.

Chapter 6 Repayment Method

Article 15 The Borrower shall pay interest in accordance with the provisions of this Contract and repay the principal of the Loan in accordance with the provisions of the following paragraph 1 of this Article.

1. One-time repayment of principal. The Borrower shall repay the entire principal of the Loan on March 30, 2026;

2. Instalment repayment of principal. The specific repayment amount and date are as follows:

First repayment of principal:

(1) Repayment of principal amount: (in capital letters) \ ;

(2) Repayment date is \

Second repayment of principal:

(1) Repayment of principal amount: (in capital letters) \ ;

(2) Repayment date is \

Third repayment of principal:

(1) Repayment of principal amount: (in capital letters) \ ;

(2) Repayment date is \

Other agreements \

If the repayment date is a non-lending bank working day, the repayment shall be postponed to the first subsequent lending bank working day, and the non-lending bank working day shall be counted as the actual number of days occupied by the loan. When the Borrower repays the last installment of the principal of the Loan, the interest shall be paid together with the principal.

Article 16 The Borrower shall prepare the interest, principal or other amounts payable for the current period in the account opened with the Lending Bank before the interest payment date or principal repayment date agreed in this Contract and recorded in the IOU/loan certificate, and repay the loan in the following ways: [1] 1. Authorize the Lending Bank to actively debit the amount from the Borrower’s account on the agreed interest payment date or principal repayment date; 2. Repay the loan on its own.

Article 17 The Borrower shall repay the loan under this Contract to the Lending Bank in full and on time. If the Borrower fails to repay the principal and interest on time, the Lending Bank shall have the right to deduct the Borrower’s payable fees, loan interest and compound interest, and loan principal from any account opened by the Borrower with the Lending Bank or any branch of China Everbright Bank in sequence.

If on a certain principal and interest repayment date, the amount repaid by the Borrower is insufficient to repay the current due amount, the amount shall first be used to pay the Borrower’s payable fees, then to pay the loan interest and compound interest, and finally to repay the loan principal.

Article 18 If the borrower wishes to repay the loan in advance, he shall submit a written application to the lending bank 30 working days in advance and obtain the written consent of the lending bank.

The interest calculation standard for early repayment of the loan is [1]:

1. Calculated according to the interest rate agreed in this contract until the early repayment date.

2. Others:

Article 19 If the borrower cannot repay the loan under the loan contract on time and needs to extend the repayment, he shall submit a written loan extension application to the lending bank [30] business days before the loan is due. If the lending bank reviews and agrees, the two parties shall sign a “Loan Extension Contract” as a supplementary contract to this contract. The cumulative extension period of a loan with a term of less than one year shall not exceed the original loan term; the cumulative extension period of a loan with a term of more than one year shall not exceed half of the original loan term.

Chapter 7 Guarantee

Article 20 The guarantee methods for the loan under this contract are: mortgage, pledge, and guarantee.

1. Hu Haiping and Liu Fangfei (guarantors) provide joint and several liability guarantee; the guarantee contract number is No. 3 Comprehensive Grant (Guarantee) 2025002-01 of your company and No. 3 Comprehensive Grant (Guarantee) 2025002-02 of your company.

2. Guizhou Sunrise Technology Co., Ltd. (mortgagor) provides mortgage guarantee for 3 industrial lands (collateral) in Yilong New District; the mortgage contract number is No. 3 Comprehensive Grant (Mortgage) 2025002-01 of your company.

3. Sunrise (Guizhou) New Energy Materials Co., Ltd. (pledgee) provides pledge guarantee for accounts receivable (collateral/pledged rights); the pledge contract number is No. 3 Comprehensive Grant (Pledge) 2025002-02 of Guizhou Company.

4. Other guarantee methods: \

Article 21 The lending bank and the guarantor shall sign a corresponding guarantee contract for specific guarantee matters, and handle the notarization of the guarantee contract, and/or the insurance and registration of the collateral.

Article 22 If the loan contract is extended, the borrower and the guarantor shall ensure that they continue to bear the guarantee liability during the loan extension period. The guarantee contract remains valid during the loan extension period.

Chapter 8 Costs and Compensation

Article 23 The borrower, as the entruster, shall bear the expenses required for signing and executing this contract and the corresponding guarantee contract in accordance with the principle of “who entrusts, who pays”, except for the relevant costs such as due diligence that the lending bank shall bear according to law. See Appendix 1 for the specific cost-bearing entities and methods.

Article 24 When the borrower defaults, upon the request of the lending bank, the borrower shall immediately pay and compensate the lending bank in full for all expenses and expenses incurred by the lending bank in exercising any of its rights under this contract, including but not limited to litigation costs, arbitration costs, attorney fees, preservation fees, appraisal fees, execution fees, notarization fees, travel expenses and other expenses for realizing creditor’s rights.

Chapter 9 Statements, Guarantees and Commitments of the Borrower

Article 25 The borrower is a legal entity/other organization established and validly existing in accordance with Chinese law, with independent civil capacity, and has full power, authorization and rights to assume civil liability with all its assets and engage in business activities.

Article 26 The borrower has full power, authorization and rights to sign this contract and conduct transactions under this contract, and has taken or obtained all necessary legal person actions and other actions and consents to authorize the signing and performance of this contract. This contract is validly signed by the legal representative of the borrower or its authorized agent and stamped with the borrower’s valid seal.

Article 27 The Borrower has obtained all government approvals and third-party consents required for signing this Contract. The Borrower’s signing and performance of this Contract does not violate the Borrower’s corporate constitution/approval documents (if any) and any other contracts or agreements to which it is a party.

Article 28 All documents, materials and vouchers provided by the Borrower to the Lender for signing and conducting transactions under this Contract are true, complete, accurate and valid, without intentional concealment or major omissions. The financial statements submitted by the Borrower truly reflect the Borrower’s financial status at the time of issuance.

Article 29 This Contract is legal and valid and constitutes a legally binding obligation for the Borrower.

Article 30 The Borrower shall open an account with the Lender in accordance with the requirements of the Lender, and the funds under this Loan Contract shall be settled and used through this account.

Article 31 In order to ensure the legality, validity, or enforceability of this Contract, the Borrower has completed or will complete all required registration, filing or notarization procedures.

Article 32 The Borrower has not been involved in any litigation, arbitration or administrative proceedings that have a substantial adverse impact on its ability to perform its obligations under this Contract.

Article 33 The Borrower’s statements, warranties and commitments shall remain correct until all principal and interest of the loan under this Contract are fully repaid, and the Borrower will provide relevant documents at any time as required by the Lender.

If the Lender is a member bank of the Joint Credit Committee and the Borrower is a member of the Joint Credit Committee, the Borrower shall authorize the Lender to share all types of information provided by the Borrower within the member banks and share the Borrower’s financing ledger information within the banking financial institutions. The Lender shall not disclose or abuse the information provided by the Enterprise outside the agreed information sharing scope.

Article 34 The Borrower has not committed or has any default event.

Article 35 The Borrower has carefully read and fully understood the contents of this Contract. The Borrower is voluntary to sign and perform this Contract, and all its intentions under this Contract are true.

Article 36 Provide true, complete and valid materials as required by the Lender. If the borrower is a group customer determined by the lending bank in accordance with the “Guidelines for Risk Management of Credit Business for Group Customers of Commercial Banks”, it shall promptly report to the lending bank the situation of related transactions with net assets of more than 10%, including the relationship between the parties to the transaction, the transaction items and transaction nature, the transaction amount or corresponding ratio, and the pricing policy (including transactions with no amount or only a symbolic amount).

If the lending bank is a member bank of the Joint Credit Committee and the borrower is a member of the Joint Credit Committee, the borrower shall promptly disclose all related parties and related transactions to the Joint Credit Committee in full according to the bank-enterprise agreement signed by both parties, provide true financial statements, and inform the Joint Credit Committee within 5 working days after all types of financing activities occur.

Article 37 The borrower promises to cooperate with the lending bank in loan payment management, post-loan management and related inspections.

Article 38 The borrower shall consciously accept and actively cooperate with the lender in the investigation, understanding and supervision of its production, operation and financial situation; and shall be obliged to provide the lender with the balance sheet, profit and loss statement and other financial statements of the most recent month or other information reflecting the borrower’s credit status on a monthly basis.

Article 39 During the validity period of this contract, if the borrower’s name and legal representative change, legal address change, etc., the borrower shall notify the lender in writing thirty working days in advance.

Article 40 If the Borrower makes foreign investment, provides foreign guarantees, substantially increases debt financing, merges, splits, reduces capital, transfers equity, transfers assets, applies for suspension of business, applies for dissolution, applies for bankruptcy, and other major events that may cause changes in the creditor’s rights and debtor’s rights under this Contract or may affect the rights and interests of the Lender before repaying all its debts under this Contract, it shall notify the Lender in writing thirty working days in advance and obtain the written consent of the Lender, and at the same time fulfill the debt repayment responsibility or early repayment responsibility, otherwise it shall not carry out the above actions. If the Lender is a member bank of the Joint Credit Committee and the Borrower is a member of the Joint Credit Committee, the Borrower shall obtain the consent of the Joint Credit Committee before carrying out major financing and major external guarantees that may substantially change the debt status of the enterprise through other channels outside the Joint Credit Committee.

Article 41 The borrower guarantees that during the validity period of this contract, it shall not assume debts for other corporate legal persons, other organizations or individuals that are sufficient to affect the borrower’s ability to repay the loan under this contract, or provide guarantees that are sufficient to affect the borrower’s ability to repay the loan under this contract, or use the borrower’s assets and equity to establish mortgages or pledges that are sufficient to affect the borrower’s ability to repay the loan under this contract without the written consent of the lender.

Article 42 The borrower promises not to involve illegal increase of local government implicit debts. Once the lender finds that the borrower is involved in illegal increase of local government implicit debts, it will suspend the provision of financing, and for the financing contracts signed by the borrower, the lender will suspend the borrower’s withdrawal.

Article 43 If the borrower encounters any other event other than the events described in the preceding paragraph that poses a risk to its normal operation or has a significant adverse impact on its performance of the repayment obligations under this contract, or a significant adverse event that affects its debt repayment ability, it shall immediately notify the lender in writing.

Article 44 The Borrower is aware of and agrees that the loan under this Contract shall be granted at any time at the sole discretion of the Lender; the Loan shall be subject to regular or irregular review by the Lender on a date determined by the Lender at its sole discretion to determine whether to continue to grant the Borrower any form of loan. The Lender has the right to terminate or suspend all or part of the loan at any time and cancel any further use of the loan by the Borrower without prior notice to the Borrower. As long as the loan has not been granted, the Lender has the right to reject the Borrower’s withdrawal application and cancel all or part of the loan under this Contract at any time.

Article 45 The Lender has the right to require the Borrower to open the following account at the Lender as a special fund recovery account. The Borrower shall open the account and sign the account management agreement in accordance with the Lender’s requirements, and promptly provide the Lender with the account’s fund inflow and outflow information and accept the Lender’s management of the recovered funds. The Lender has the right to recover the loan in advance based on the Borrower’s fund recovery situation. The specific account information is as follows:

Opening bank: China Everbright Bank Co., Ltd. Guiyang Branch

Account number: 51720188000595509

Unless the lending bank agrees, the fund recovery account will not open online banking payment services.

Chapter 10 Default Events

Article 46 Any of the following events shall constitute a default event under this Contract:

1. The Borrower fails to pay interest or repay principal on time as agreed in this Contract;

2. The Borrower fails to use the loan for the purpose agreed in this Contract;

3. The loan funds are not paid in the agreed manner;

4. The commitments are not complied with;

5. The agreed financial indicators are exceeded (subject to the requirements of the lending bank’s credit approval);

6. A major cross-default event occurs;

7. The Borrower provides the lending bank with a false “balance sheet”, “profit and loss statement” or other financial statements that conceal important facts, or refuses to accept the lending bank’s supervision and inspection of its use of the loan and related production, operation and financial activities;

8. The statements, guarantees and commitments made by the Borrower or the Guarantor under this Contract or the Guarantor’s The statements, warranties and promises made under the Guarantee Contract are proved to be untrue or misleading;

9. The Borrower or Guarantor breaches other contracts to which it is a party;

10. The Borrower or Guarantor’s business and financial conditions seriously deteriorate;

11. The collateral, pledge/pledge rights related to the loan under this Contract depreciate, are damaged or lost;

12. When the Borrower or Guarantor is merged, split or restructured into a joint-stock company, it fails to make a repayment arrangement or debt restructuring plan that satisfies the Lender;

13. The Borrower or Guarantor goes bankrupt, is dissolved, closed, revoked, suspended or cancelled;

14. The Borrower fails to promptly notify the Lender of the following circumstances:

(1) Any major amendment to its Articles of Association and any substantial changes in its business activities;

(2) Major amendments to its accounting principles;

(3) Any major changes in the financial, economic and other aspects of it or its subsidiaries or its parent company. 15. The Borrower is involved in any litigation, arbitration or administrative procedure that will have a serious adverse impact on the Borrower’s financial status or the Borrower’s ability to perform its obligations under this Contract;

16. The Borrower’s property has been sealed, frozen, seized or supervised according to law, which has or may affect the Borrower’s performance of its obligations under this Contract;

17. The Borrower, as a group customer identified by the Lending Bank in accordance with the “Guidelines for Risk Management of Credit Business for Group Customers of Commercial Banks”, uses false contracts with related parties to discount or pledge receivables, accounts receivable and other debts without real trade background to the bank to obtain bank funds or credit; or through related transactions, intentionally evades bank debts.

18. The Borrower violates any other terms of this Contract and fails to make remedies that satisfy the Lending Bank;

19. Any other events or circumstances occur that have a substantial adverse impact on the Lending Bank’s rights under this Contract.

Article 47 Whether the above-mentioned default event occurs shall be determined by the Lending Bank and notified to the Borrower. After any of the above default events occur, the lending bank has the right to take any one or more of the following measures:

1. Adjust the loan payment method, loan interest rate, charge penalty interest, reduce the credit limit, stop or suspend the loan transfer under this contract;

2. Declare that all loans issued are due immediately;

3. And require the borrower to immediately repay all the loan principal, interest (including statutory interest, agreed interest, compound interest and penalty interest), liquidated damages, damages or other costs of realizing debts (including but not limited to attorney fees, litigation/arbitration fees, preservation fees, appraisal fees, execution fees, notarization fees, travel expenses, etc.) and all other payable expenses and payables of the borrower;

4. Require the borrower to add or replace guarantors, collateral, pledges/pledge rights;

5. From any account opened by the borrower in the lending bank or any branch of China Everbright Bank system Directly deduct any amount payable but not paid by the Borrower under this Contract from the Lender;

6. Announce the implementation or realization of any rights under any guarantee of the relevant loan;

7. Require the Borrower to immediately rectify the misappropriation of funds that violates the purpose of the loan funds and downgrade the loan risk classification;

8. Require the Borrower to immediately rectify and eliminate the default status;

9. Other methods deemed appropriate by the Lender.

Chapter 11 Others

Article 48 During the validity period of this Contract, the Lender has the right to inspect the use of the loan, and the Borrower shall provide the Lender with a statement of the situation and information as required by the Lender.

Article 49 The parties to the Contract shall keep confidential the debt, financial, production, and operating information and information of the other party that they have learned for the purpose of signing and performing this Contract, except for inquiries about the Borrower’s relevant information in accordance with the law.

Article 50 Without the prior written consent of the Lender, the Borrower shall not transfer or otherwise dispose of all or part of its obligations under this Contract.

Article 51 The Lender may transfer the claims under this Contract to any third party without obtaining the Borrower’s prior consent, provided that the Borrower is notified in writing after the transfer.

Article 52 All payments payable by the Borrower under this Contract shall be paid in full without any offset, deduction or withholding of any nature, nor shall they be offset against any debt owed by the Lender to the Borrower. If any law requires the Borrower to deduct or withhold any payment made to the Lender, the Borrower shall pay an additional amount to the Lender to ensure that the Lender receives an amount equal to the amount it would have received without such deduction or withholding.

Article 53 Any grace, concession or deferral granted by the Lender to the Borrower shall not affect, damage or limit all rights enjoyed by the Lender under this Contract and laws and regulations; and shall not be deemed as a waiver of the Lender’s rights and interests under this Contract, nor shall it affect any responsibilities and obligations assumed by the Borrower under this Contract.

Article 54 If at any time, any clause of this Contract is or becomes illegal, invalid or unenforceable in any respect, the legality, validity or enforceability of the other clauses of this Contract shall not be affected or impaired in any way.

Article 55 Any amendment or supplement to this Contract shall be made in writing and shall be validly signed by both parties to this Contract.

Article 56 The subheadings of this Contract are added only for the convenience of reading and shall not be used for the interpretation of this Contract or any other purpose. The handwritten contents of the options and fill-in places involved in this Contract shall have the same legal effect as the printed contents of this Contract.

Article 57 Any notice or request issued by both parties to this Contract to each other in connection with this Contract shall be made in writing and sent to the address or fax number of the relevant party listed on the first page of this Contract. If either party changes its address or fax number, it shall promptly notify the other party in writing.

Article 58 If the documents between the two parties are delivered by a special person, they shall be deemed to have been delivered upon delivery; if they are sent by registered mail, they shall be deemed to have been delivered three days after the registered mail is sent; if they are sent by fax, they shall be deemed to have been delivered when they are sent.

Article 59 If the borrower has any opinions or suggestions on the products and services of the lending bank, he/she may give feedback by calling the customer service/complaint hotline: 95595.

Chapter 12 Applicable Law and Dispute Resolution

Article 60 This contract and any matters involved in this contract shall be subject to Chinese law and shall be interpreted in accordance with Chinese law. Any disputes arising from the performance of this contract by the two parties shall first be resolved through negotiation between the two parties; if no agreement is reached through negotiation, the dispute shall be submitted to the People’s Court with jurisdiction over the place where the lending bank is located for resolution by litigation.

Article 61 The Borrower promises that once a dispute arises between the two parties due to this Contract/Agreement, the Borrower agrees to choose the address listed in the following delivery method [1] as the address for judicial delivery; if the following address changes, the Borrower shall notify the Bank in writing. If no written notification is given, the address for judicial delivery shall be deemed to have not changed.

[1] Written delivery address: Group 2, Heying Village, Lutun Town, Yilong New District, Qianxinan Prefecture, Guizhou Province (next to Yilong Avenue)

[2] Electronic delivery address (optional):

Fax number:

Email address:

WeChat number:

Chapter 13 Effectiveness, modification and termination of the contract

Article 62 This contract shall take effect on the date when it is signed or sealed by the legal representatives (persons in charge) of both parties or their authorized agents and affixed with the official seal or contract seal.

Article 63 After this contract takes effect, unless otherwise provided by laws and regulations or otherwise agreed in this contract, neither party shall unilaterally modify or terminate this contract in advance. If modification or termination of this contract is required, it shall be agreed upon by both parties through consultation and a written agreement shall be reached. Before a written agreement is reached, the terms of this contract remain valid.

Chapter 14 Annex

Article 64 For matters not covered in this contract, the parties may reach a separate written agreement as an annex to this contract. The annex to this contract is an integral part of this contract and has the same legal effect as the main body of this contract.

Article 65 The annex to this contract includes:

1. “Expenses Table”;

2. \

Chapter 15 Supplementary Provisions

Article 66 The original of this contract is in triplicate, with one copy for the borrower, two copies for the lending bank, \ copies, \ copies, and \ \ copies, and they have the same legal effect.

Article 67 This contract is signed in Guiyang.

Article 68 The parties to the contract agree to notarize this contract and promise to give this contract the force of compulsory execution. When the borrower fails to perform or fails to fully perform the debt or the lending bank realizes the creditor’s rights as stipulated by laws and regulations and agreed in this contract, the lending bank has the right to directly apply to the people’s court with jurisdiction for compulsory execution. The borrower has no objection to the application for compulsory execution filed by the lending bank in accordance with this contract. (This article is an optional clause, and both parties choose to include it in this contract [2]. 1. Applicable; 2. Not applicable.)

Article 69 Other agreements: \

(This page is the signature page of both parties to the contract, without text)

Borrower (seal)

Legal representative/person in charge:(or authorized agent)

Lending bank (seal)

Legal representative/person in charge: (or authorized agent)